Exhibit 10.1

Schedule 1
EBIT Targets
(in millions)

Year	Annual EBIT Target	Cumulative EBIT Target
2013	$ 804.2	$ N/A
2014	$ [•]*	$ [•]*
2015	$ [•]*	$ [•]*
2016 (the “Final Fiscal Year”)	$ [•]*	$ [•]*

EBIT shall mean for any Fiscal Year, net income increased by (i) net interest expense and (ii) the provision for income taxes; all determined in accordance with U.S. generally accepted accounting principles (GAAP) consistently applied on a consolidated basis. For this purpose EBIT shall:

1.
Exclude any extraordinary gains or losses, cumulative effect of a change in accounting principle, income or loss from disposed or discontinued operations and any gains or losses on disposed or discontinued operations, all as determined in accordance with GAAP.

2.
Exclude any gain or loss greater than $2 million attributable to asset dispositions, contract terminations and similar items, provided that losses on contract terminations and asset dispositions in connection with client contract terminations shall be limited in any given Fiscal Year to $5 million.

3.	Exclude any increase in amortization or depreciation resulting from the application of purchase accounting to the Transaction, including the current amortization of existing acquired intangibles.

4.	Exclude any gain or loss from the early extinguishment of indebtedness including any hedging obligations or other derivative instrument.

5.	Exclude any impairment charge or similar asset write off required by GAAP.

6.	Exclude any non cash compensation expense resulting from the application of SFAS No. 123R or similar accounting requirements.

7.	Exclude any expenses or charges related to any equity offering, acquisition, disposition, recapitalization, refinancing or similar transaction, including the Transaction.

8.	Exclude any transaction, management, monitoring, consulting, advisory and related fees and expenses paid or payable to the Sponsor Stockholders.

9.	Exclude the effects of changes in foreign currency translation rates from such rates used in the calculation of the EBIT Targets based on the 2011 Business Plan approved by the Board.

10.	Exclude the impact that the 53rd week of operations will have on the Company’s financial results during any 53 week fiscal year referenced in this Schedule.
The final EBIT calculation for any Fiscal Year will be subject to review and approval by the Committee.
The EBIT Targets shall be adjusted for acquisitions as follows:

1.
For acquisitions having purchase consideration of less than $20 million each, there shall be no adjustment until the aggregate consideration for all such acquisitions exceeds $20 million in any Fiscal Year and then the EBIT Targets shall be adjusted to the extent the consideration for all such acquisitions exceeds $20 million. The amount of the adjustment shall be based on the last twelve months earnings of the acquired business, provided however, that the last twelve months earnings shall be adjusted, if necessary, to reflect the sustainable underlying profitability of the acquired business. If the purchase consideration for all such acquisitions is less than $20 million in any Fiscal Year, the amount by which $20 million exceeds such aggregate consideration shall be carried forward to future Fiscal Years for purposes of making this determination under this sub paragraph a).

2.	For acquisitions having purchase consideration of more than $20 million each, the EBIT Targets shall be adjusted based on the pro forma used to approve the acquisition.
The EBIT Targets will be adjusted for divestitures of a business by the amount of the last twelve months earnings of the divested business.

*    The Committee shall establish these targets in accordance with Section 4(b) of the Agreement to which this Schedule 1 is attached.